FOR IMMEDIATE RELEASE
For:	Cathay General Bancorp	Contact: Heng W. Chen
	777 N. Broadway	(626) 279-3652
Los Angeles, CA 90012

Cathay General Bancorp Reports Fourth Quarter Results;
Nonaccrual Portfolio Loans Down 22%, Other Real Estate Owned Down 19%

Los Angeles, Calif., January 28:  Cathay General Bancorp (the “Company”, NASDAQ: CATY), the holding company for Cathay Bank (the “Bank”), today announced results for the fourth quarter of 2009.

FINANCIAL PERFORMANCE

	Three months ended December 31,		Year ended December 31,
	2009	2008	2009	2008
Net (loss)/income	$(35.3) million	$(2.9) million	$(67.4) million	$50.5 million
Net (loss)/income attributable to common stockholders	$(39.4) million	$(4.0) million	$(83.7) million	$49.4 million
(Loss)/basic earnings per common share	$(0.64)	$(0.08)	$(1.59)	$1.00
(Loss)/ diluted earnings per common share	$(0.64)	$(0.08)	$(1.59)	$1.00
Return on average assets	-1.19%	-0.10%	-0.58%	0.47%
Return on average total stockholders' equity	-10.45%	-1.06%	-5.20%	4.95%
Efficiency ratio	64.25%	42.24%	50.65%	43.52%

FOURTH QUARTER HIGHLIGHTS

•
Nonaccrual portfolio loans down 22% - Total nonaccrual portfolio loans, excluding $54.8 million of nonaccrual loans held for sale, decreased by 22.2%, or $79.9 million, to $280.6 million at December 31, 2009, compared to $360.5 million at September 30, 2009.

•	Other real estate owned (“OREO”) decreased 19% – OREO decreased $16.8 million, or 19.1%, during the fourth quarter of 2009.
•
Allowance for credit losses strengthened – Total allowance for credit losses increased to $217.1 million, or 3.15%, of total loans, excluding loans held for sale, at December 31, 2009, compared to 2.73% of total loans at September 30, 2009.

•
Capital strengthened – During the fourth quarter of 2009, the Company raised $88.7 million in additional capital through the sale of 10.4 million shares of common stock through its stock offering on October 13, 2009, and its new At-the-Market common stock issuance program which commenced on November 23, 2009.

FULL YEAR HIGHLIGHTS

•	In 2009, the Company raised $120.5 million in additional capital through the sale of 13.9 million shares of common stock.
•	Total deposits increased by $668.3 million, or 9.8%, to $7.5 billion at December 31, 2009, from $6.8 billion at December 31, 2008.

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“In the fourth quarter, we have taken several steps to improve our bank’s risk profile and strengthen or capital base. Our nonaccruals continue to decrease during the fourth quarter and we are committed to continue to aggressively dispose of problem assets during 2010.  We recorded a provision for credit losses during the fourth quarter of $91 million which increased our allowance for credit losses to 3.15% of total loans,” commented Dunson Cheng, Chairman of the Board, Chief Executive Officer, and President of the Company.

“During 2009, we had solid growth in total deposits, which increased by $668 million, or 10%, which helped us to improve our net loan to deposit ratio to 90% at December 31, 2009.  We are especially pleased that our core deposits in 2009 increased $527.4 million, or 20%, to $3.2 billion at December 31, 2009,” said Peter Wu, Executive Vice Chairman and Chief Operating Officer.

“As part of our ongoing evaluation of our capital levels and needs during this challenging economic period, we raised additional new capital of $88.7 million during the fourth quarter.  We intend to raise additional capital shortly to provide the Company with additional capital to take advantage of any new business opportunities and to continue to strengthen our balance sheet.  Our focus continues to be managing through this challenging credit cycle, continuing our momentum in resolving problem assets in 2010 and maintaining strong liquidity,” concluded Dunson Cheng.

INCOME STATEMENT REVIEW

Net loss attributable to common stockholders for the three month ended December 31, 2009 was $39.4 million, an increased loss of $35.4 million, compared to net loss attributable to common stockholders of $4.0 million for the same period a year ago.  Loss per share for the three months ended December 31, 2009, was $0.64 compared to loss of $0.08 per share for the same period a year ago due primarily to increases in the provision for credit losses, lower net interest income and higher provision for OREO write-downs.

Return on average stockholders’ equity was negative 10.45% and return on average assets was negative 1.19% for the three months ended December 31, 2009, compared to a return on average stockholders’ equity of negative 1.06% and a return on average assets of negative 0.10% for the same period of 2008.

Net interest income before provision for credit losses

Net interest income before provision for credit losses decreased to $73.8 million during the fourth quarter of 2009, a decline of $487,000, or 0.7%, compared to $74.2 million during the same quarter a year ago.  The decrease was due primarily to the increases in interest expense paid for securities sold under agreements to repurchase.

The net interest margin, on a fully taxable-equivalent basis, was 2.65% for both the fourth quarter of 2009 and the third quarter of 2009 and was impacted during the fourth quarter by the substantial amount of short term liquidity which has been redeployed in securities towards the end of the fourth quarter.  The net interest margin decreased 20 basis points from 2.85%, on a fully taxable-equivalent basis, in the fourth quarter of 2008. The decrease in net interest margin from corresponding quarter of the prior year primarily resulted from increases in non-accrual loans and the increase in the borrowing rate on our long term repurchase agreements and other borrowed funds.  The majority of our variable rate loans contain interest rate floors, which help limit the impact of the record low level of the prime interest rate.

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For the fourth quarter of 2009, the yield on average interest-earning assets was 4.66%, on a fully taxable-equivalent basis, the cost of funds on average interest-bearing liabilities equaled 2.35%, and the cost of interest bearing deposits was 1.63%.  In comparison, for the fourth quarter of 2008, the yield on average interest-earning assets was 5.57%, on a fully taxable-equivalent basis, cost of funds on average interest-bearing liabilities equaled 3.10%, and the cost of interest bearing deposits was 2.72%. The interest spread, defined as the difference between the yield on average interest-earning assets and the cost of funds on average interest-bearing liabilities, decreased 16 basis points to 2.31% for the fourth quarter ended December 31, 2009, from 2.47% for the same quarter a year ago, primarily due to the reasons discussed above.

The cost of deposits, including demand deposits, decreased 17 basis points to 1.45% in the fourth quarter of 2009 compared to 1.62% in the third quarter of 2009 and decreased 97 basis points from 2.42% in the fourth quarter of 2008 due primarily to the decrease in the rates paid on certificates of deposit upon renewal and for core deposits as a result of the decline in market interest rates.

Provision for credit losses

The provision for credit losses was $91.0 million for the fourth quarter of 2009 compared to $76.0 million for the third quarter of 2009 and compared to $62.9 million in the fourth quarter of 2008.  The provision for credit losses was based on the review of the adequacy of the allowance for loan losses at December 31, 2009. The provision for credit losses represents the charge against current earnings that is determined by management, through a credit review process, as the amount needed to establish an allowance that management believes to be sufficient to absorb credit losses inherent in the Company’s loan portfolio, including unfunded commitments.  The following table summarizes the charge-offs and recoveries for the periods as indicated:

	For the three months ended December 31,		For the year ended December 31,
(In thousands)	2009	2008	2009	2008

Charge-offs:
Commercial loans	$9,713	$4,015	$59,370	$12,932
Construction loans- residential	12,612	12,414	71,147	20,653
Construction loans- other	11,394	-	22,128	-
Real estate loans (1)	26,381	4,738	52,931	5,291
Real estate- land loans	9,368	9,213	16,967	9,553
Installment and other loans	-	254	4	254
Total charge-offs (2)	69,468	30,634	222,547	48,683
Recoveries:
Commercial loans	381	116	904	1,750
Construction loans- residential	367	-	1,140	83
Real estate loans (1)	415	-	461	-
Real estate- land loans	6	-	692	-
Installment and other loans	2	-	21	16
Total recoveries	1,171	116	3,218	1,849
Net Charge-offs	$68,297	$30,518	$219,329	$46,834

(1)	Real estate loans includes commercial mortgage loans, residential mortgage loans and equity lines.
(2)	Total charge-offs for the fourth quarter of 2009 included charge-offs of $19.3 million recorded upon the transfer of loans to loans held for sale.

Total charge-offs of $69.5 million for the fourth quarter of 2009 included $24.0 million of charge-offs on 17 construction loans, $25.4 million of charge-offs on 29 commercial real estate loans, $9.7 million on 21 commercial loans, $9.4 million of charge-offs on eight land loans and $942,000 charge-offs on residential mortgage loans.  Net loan charge-offs remained high in the fourth quarter as a result of the continuing weak economy and the charge-offs related to the transfer of certain loans to held for sale status.

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Non-interest income

Non-interest income, which includes revenues from depository service fees, letters of credit commissions, securities gains (losses), gains (losses) on loan sales, wire transfer fees, and other sources of fee income, was $8.3 million for the fourth quarter of 2009, a decrease of $3.3 million compared to the non-interest income of $11.6 million for the fourth quarter of 2008. The decrease in non-interest income was primarily due to a decrease in securities gains from $7.0 million in the fourth quarter of 2008 to $3.3 million in the fourth quarter of 2009.  In addition, the net loss for interest rate swaps increased $1.0 million and venture capital income decreased $272,000 in the fourth quarter of 2009.  Offsetting the above non-interest income decreases were a $1.0 million decrease in other-than-temporary impairment write-down of the Company’s investment in the common stock of Broadway Financial Corporation during 2008 and a $730,000 increase in gains on sale of loans.

Non-interest expense

Non-interest expense increased $16.5 million, or 45.4%, to $52.7 million in the fourth quarter of 2009 compared to $36.2 million in the same quarter a year ago.  The efficiency ratio was 64.25% in the fourth quarter of 2009 compared to 42.24% for the same period a year ago due primarily to higher OREO expenses in the fourth quarter of 2009 and higher securities gains recorded in the same quarter a year ago.

OREO expense increased $12.8 million to $15.9 million in the fourth quarter of 2009 from $3.1 million in the same quarter a year ago primarily due to write-downs required as a result of continued decline in real estate values and expense resulting from increased OREO holdings.

Professional service expense increased $3.3 million to $6.4 million in the fourth quarter of 2009 compared with $3.1 million in the same quarter a year ago due mainly to increases in legal expenses, professional expenses, and collection expenses.  FDIC and State assessments increased $2.4 million to $4.0 million in the fourth quarter of 2009 from $1.6 million in the same quarter a year ago due to a higher assessment rate and higher deposit balances.  Occupancy expense increased $665,000 primarily due to our new administrative offices at 9650 Flair Drive, El Monte which opened in January 2009.  Offsetting the above described increases were decreases of $1.6 million in salaries and employee benefits due primarily to a $751,000 decrease in option compensation expense, a $407,000 decrease in salaries, and a $231,000 decrease in bonus accruals and decreases of $727,000 in marketing expense.

Income taxes

The tax benefit for the fourth quarter of 2009 resulted from the pretax loss for the quarter and the utilization of low income housing tax credits.

BALANCE SHEET REVIEW

Total assets were $11.6 billion at both December 31, 2009 and December 31, 2008. Securities held-to-maturity increased $635.0 million and short-term investment and interest bearing deposits increased $229.7 million offset primarily by a $518.4 million decrease in gross loans and by a $201.0 million decrease in securities purchased under agreement to resell.

The changes in the loan composition from December 31, 2008, are presented below:

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Type of Loans:	December 31, 2009	December 31, 2008	% Change
	(Dollars in thousands)
Commercial	$1,307,880	$1,620,438	(19)
Residential mortgage	682,291	622,741	10
Commercial mortgage	4,065,155	4,132,850	(2)
Equity lines	195,975	168,756	16
Real estate construction	626,087	913,168	(31)
Installment	13,390	11,340	18
Other	8,364	3,075	172
Gross loans and leases	$6,899,142	$7,472,368	(8)

Allowance for loan losses	(211,889)	(122,093)	74
Unamortized deferred loan fees	(8,339)	(10,094)	(17)
Total loans and leases, net	$6,678,914	$7,340,181	(9)
Loans held for sale	$54,826	$-	100

Total deposits were $7.5 billion at December 31, 2009, an increase of $668.3 million, or 9.8%, from $6.8 billion at December 31, 2008, primarily due to increases of $283.7 million, or 43.0%, in money market deposits, increases of $253.4 million, or 7.8%, in time deposits of $100,000 or more, and increases of $134.1 million, or 18.4%, in non-interest-bearing deposits offset by decreases of $114.5 million, or 7.0%, in time deposits under $100,000. The changes in the deposit composition from December 31, 2008, are presented below:

Deposits	December 31, 2009	December 31, 2008	% Change
	(Dollars in thousands)
Non-interest-bearing demand	$864,551	$730,433	18
NOW	337,304	257,234	31
Money market	943,164	659,454	43
Savings	347,724	316,263	10
Time deposits under $100,000	1,529,954	1,644,407	(7)
Time deposits of $100,000 or more	3,482,343	3,228,945	8
Total deposits	$7,505,040	$6,836,736	10

ASSET QUALITY REVIEW

At December 31, 2009, total non-accrual portfolio loans, excluding non-accrual loans held for sale, were $280.6 million, a decrease of $79.9 million, or 22.2%, from $360.5 million at September 30, 2009 and an increase of $99.4 million, or 54.9%, from $181.2 million at December 31, 2008.  A summary of non-accrual loans by collateral type as of December 31, 2009 is shown below:

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Collateral Type	California	No. of Loans	Other States	No. of Loans	Total	No. of Loans
	(Dollars in thousands except no. of loans)
Non-accrual portfolio loans
Commercial real estate	$82,106	22	$30,667	25	$112,773	47
Commercial	22,873	31	3,697	9	26,570	40
Construction- residential	50,322	9	4,168	4	54,490	13
Construction- non-residential	35,972	8	825	1	36,797	9
Residential mortgage	6,922	25	2,556	11	9,478	36
Land	20,706	14	19,828	6	40,534	20
Total non-accrual portfolio loans	$218,901	109	$61,741	56	$280,642	165
Non-accrual loans held for sale	$25,628	6	$29,198	4	$54,826	10

Included in nonaccrual commercial real estate loans is a loan with an outstanding balance of $47.6 million to a borrower who filed for bankruptcy in March 2009.  While the loan is on non-accrual at December 31, 2009, management believes that the value and cash flow of the underlying real estate collateral is sufficient for a full collection of principal and interest.  Nonaccrual loans also include those troubled debt restructurings that do not qualify for accrual status.

At December 31, 2009, non-accrual loans held for sale of $54.8 million comprised of a $15.6 million residential construction loan which is expected to be sold in February, 2010, $11.7 million for seven commercial real estate loans, a $1.5 million construction loan, and $26.0 million for a commercial real estate loan which was sold on December 30, 2009.  The sale of the $26.0 million commercial real estate loan will be recognized for financial reporting purposes during the first quarter of 2010 when the cash portion of the purchase price is received.  Total charge-offs of $19.3 million were recorded during the fourth quarter of 2009 upon the transfer of loans to held for sale.  During the fourth quarter, eight loans were sold for $22.0 million.

At December 31, 2009, total residential construction loans were $227.0 million of which $7.4 million were in the Central Valley in California and $12.3 million were in San Bernardino and Riverside counties in California. At December 31, 2009, total land loans were $184.6 million of which $9.3 million were in San Bernardino, Riverside, and Imperial counties, $2.5 million were in the Central Valley and $19.8 million in the state of Nevada.

Troubled debt restructurings on accrual status totaled $55.0 million at December 31, 2009 and were comprised of 14 loans.  These loans are classified as troubled debt restructurings as a result of granting a concession to borrowers.  The concessions may be granted in various forms, including reduction in the stated interest rate, reduction in the loan balance or accrued interest, or extension of the maturity date.  Although these loan modifications are considered Statement 15 troubled debt restructurings, the loans have performed under the restructured terms and have demonstrated sustained performance under the modified terms.  The sustained performance considered by management includes the periods prior to the modification if the prior performance met or exceeded the modified terms as well as cash paid to set up interest reserves.

At December 31, 2009, other real estate owned totaled $71.0 million which was $16.8 million, or 19.1%, lower compared to $87.8 million at September 30, 2009, but increased $10.0 million, or 16.4%, from $61.0 million at December 31, 2008.  At December 31, 2009, $51.6 million of OREO was located in California, $12.7 million of OREO was located in Texas, $4.3 million of OREO was located in the state of Washington, and $2.4 million was located in all other states.

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The ratio of non-performing assets, excluding non-accrual loans held for sale, to total assets was 3.0% at December 31, 2009, compared to 2.2% at December 31, 2008, and compared to 4.0% at September 30, 2009.  Total non-performing portfolio assets decreased $113.1 million, or 24.3%, to $351.7 million at December 31, 2009, compared with $464.8 million at September 30, 2009, primarily due to a $79.9 million decrease in non-accrual loans, a $16.8 million decrease in OREO and a $16.5 million decrease in 90 days or more past due still accruing loans.  Total non-performing portfolio assets increased $99.8 million, or 39.6%, to $351.7 million at December 31, 2009, compared with $251.8 million at December 31, 2008, primarily due to a $99.4 million increase in non-accrual loans and a $10.0 million increase in OREO.

The allowance for loan losses was $211.9 million and the allowance for off-balance sheet unfunded credit commitments was $5.2 million at December 31, 2009, and represented the amount that the Company believes to be sufficient to absorb credit losses inherent in the Company’s loan portfolio.  The allowance for credit losses, the sum of allowance for loan losses and for off-balance sheet unfunded credit commitments, was $217.1 million at December 31, 2009, compared to $129.4 million at December 31, 2008, an increase of $87.7 million, or 67.7%.  The allowance for credit losses represented 3.15% of period-end gross loans, excluding loans held for sale, and 77.4% of non-performing portfolio loans at December 31, 2009.  The comparable ratios were 1.73% of period-end gross loans and 68.9% of non-performing loans at December 31, 2008.  Results of the changes from December 31, 2008 and September 30, 2009, to December 31, 2009, of the Company’s non-performing assets and troubled debt restructurings are highlighted below:

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(Dollars in thousands)	December 31, 2009	September 30, 2009	% Change	December 31, 2008	% Change
Non-performing assets
Accruing loans past due 90 days or more	$-	$16,507	(100)	$6,733	(100)

Non-accrual portfolio loans:
Construction- residential	54,490	96,329	(43)	100,169	(46)
Construction- non-residential	36,797	35,201	5	22,012	67
Land	40,534	27,258	49	12,608	221
Commercial real estate, excluding land	112,774	164,967	(32)	19,733	471
Commercial	26,570	25,479	4	20,904	27
Residential mortgage	9,478	11,271	(16)	5,776	64
Total non-accrual loans:	$280,643	$360,505	(22)	$181,202	55
Total non-performing loans	280,643	377,012	(26)	187,935	49
Other real estate owned and other assets	71,014	87,769	(19)	63,892	11
Total non-performing assets	$351,657	$464,781	(24)	$251,827	40
Performing troubled debt restructurings	$54,992	$59,400	(7)	$924	5,852
Non-accrual loans held for sale	$54,826	-	100	$-	100

Allowance for loan losses	$211,889	$189,370	12	$122,093	74
Allowance for off-balance sheet credit commitments	5,207	5,023	4	7,332	(29)
Allowance for credit losses	$217,096	$194,393	12	$129,425	68

Total gross loans outstanding at period-end (1)	$6,899,142	$7,115,582	(3)	$7,472,368	(8)

Allowance for loan losses to non-performing loans, at period-end (2)	75.50%	50.23%		64.97%

Allowance for loan losses to gross loans, at period-end (1)	3.07%	2.66%		1.63%

Allowance for credit losses to non-performing loans, at period-end (2)	77.36%	51.56%		68.87%

Allowance for credit losses to gross loans, at period-end (1)	3.15%	2.73%		1.73%

(1) Excludes loans held for sale, at period-end.
(2) Excludes non-accrual loans held for sale at period-end.

CAPITAL ADEQUACY REVIEW

At December 31, 2009, the Tier 1 risk-based capital ratio of 13.55%, total risk-based capital ratio of 15.43%, and Tier 1 leverage capital ratio of 9.64%, continue to place the Company in the “well capitalized” category for regulatory purposes, which is defined as institutions with a Tier 1 risk-based capital ratio equal to or greater than 6%, a total risk-based capital ratio equal to or greater than 10%, and a Tier 1 leverage capital ratio equal to or greater than 5%. At December 31, 2008, the Company’s Tier 1 risk-based capital ratio was 12.12%, the total risk-based capital ratio was 13.94%, and Tier 1 leverage capital ratio was 9.79%.

During the fourth quarter of 2009, the Company raised additional capital of $88.7 million from the sale of approximately 10.4 million shares of common stock; $76.0 million from its stock offering on October 13, 2009 at $9.25 per share for 8,756,756 shares and $12.3 million from 1,623,100 shares from its new At-the-Market common stock issuance program which commenced on November 23, 2009.

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YEAR-TO-DATE REVIEW

Net loss attributable to common stockholders for the year ended December 31, 2009, was $83.7 million, a $133.1 million decrease in income compared to net income attributable to common stockholders of $49.4 million for the year ended December 31, 2008.  Loss per share was $1.59 for the year ended December 31, 2009, compared to earnings of $1.00 per diluted share for year ended December 31, 2008, due primarily to increases in the provision for loan losses, lower net interest income and higher provision for OREO write-downs.  The net interest margin for the year of 2009 decreased 33 basis points to 2.62% compared to 2.95% for the year of 2008.

Return on average stockholders’ equity was negative 5.20% and return on average assets was negative 0.58% for the year of 2009 compared to a return on average stockholders’ equity of 4.95% and a return on average assets of 0.47% for the year of 2008.  The efficiency ratio for the year of 2009 was 50.65% compared to 43.52% for the year of 2008.

CONFERENCE CALL

Cathay General Bancorp will host a conference call this afternoon to discuss its fourth-quarter and year-end 2009 financial results. The call will begin at 3:00 p.m. PDT. Analysts and investors may dial in and participate in the question–and–answer session. To access the call, please dial 1-866-202-4683 and enter Participant Passcode 19183671. A listen-only live webcast of the call will be available at www.cathaygeneralbancorp.com and a recorded version will be available for replay for 12 months after the call.

ABOUT CATHAY GENERAL BANCORP

Cathay General Bancorp is the holding company for Cathay Bank, a California state-chartered bank. Founded in 1962, Cathay Bank offers a wide range of financial services. Cathay Bank currently operates 31 branches in California, eight branches in New York State, one in Massachusetts, two in Texas, three in Washington State, three in the Chicago, Illinois area, one in New Jersey, one in Hong Kong, and a representative office in Shanghai and in Taipei. Cathay Bank’s website is found at http://www.cathaybank.com. Cathay General Bancorp's website is found at http://www.cathaygeneralbancorp.com.  Information set forth on such websites is not incorporated into this press release.

FORWARD-LOOKING STATEMENTS AND OTHER NOTICES

The information contained in this press release is not intended as a solicitation to buy Cathay General Bancorp stock or any other securities and is provided for information only. Statements made in this press release, other than statements of historical fact, are forward-looking statements within the meaning of the applicable provisions of the Private Securities Litigation Reform Act of 1995 regarding management’s beliefs, projections, and assumptions concerning future results and events. These forward-looking statements may include, but are not limited to, such words as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “hopes,” “intends,” “may,” “plans,” “projects,” “seeks,” “shall,” “should,” “will,” “predicts,” “potential,” “continue,” and variations of these words and similar expressions. Forward-looking statements are based on estimates, beliefs, projections, and assumptions and are not guarantees of future performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations or projections. Such risks and uncertainties and other factors include, but are not limited to, adverse developments or conditions related to or arising from: significant volatility and deterioration in the credit and financial markets; adverse changes in general economic conditions; the effects of the Emergency Economic Stabilization Act, the American Recovery and Reinvestment Act, and the Troubled Asset Relief Program (TARP) and any changes or amendments thereto; deterioration in asset or credit quality; the availability of capital; the impact of any goodwill impairment that may be determined; acquisitions of other banks, if any; fluctuations in interest rates; the soundness of other financial institutions; expansion into new market areas; earthquakes, wildfires, or other natural disasters; competitive pressures; changes in laws, regulations, and accounting rules, or their interpretations; legislative, judicial, or regulatory actions and developments against us; and general economic or business conditions in California and other regions where Cathay Bank has operations, including, but not limited to, adverse changes in economic conditions resulting from the continuation or worsening of the current economic downturn.

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These and other factors are further described in Cathay General Bancorp's Current Report on Form 8-K filed on November 23, 2009, (Item 8.01 in particular), other reports filed with the Securities and Exchange Commission (“SEC”), and other filings Cathay General Bancorp makes with the SEC from time to time. Actual results in any future period may also vary from the past results discussed in this press release. Given these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements, which speak to the date of this press release. Cathay General Bancorp has no intention and undertakes no obligation to update any forward-looking statement or to publicly announce any revision of any forward-looking statement to reflect future developments or events, except as required by law.

Cathay General Bancorp's filings with the SEC are available at the website maintained by the SEC at http://www.sec.gov, or by request directed to Cathay General Bancorp, 9650 Flair Drive, El Monte, California 91731, Attention: Investor Relations (626) 279-3286.

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CATHAY GENERAL BANCORP
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Three months ended December 31,			Twelve months ended December 31,
(Dollars in thousands, except per share data)	2009	2008	% Change	2009	2008	% Change

FINANCIAL PERFORMANCE
Net interest income before provision for credit losses	$73,755	$74,242	(1)	$282,692	$295,147	(4)
Provision for credit losses	91,000	62,900	45	307,000	106,700	188
Net interest (loss)/income after provision for credit losses	(17,245)	11,342	(252)	(24,308)	188,447	(113)
Non-interest income/(loss)	8,272	11,577	(29)	78,654	18,907	316
Non-interest expense	52,701	36,247	45	183,037	136,676	34
(Loss)/income before income tax (benefit)/expense	(61,674)	(13,328)	363	(128,691)	70,678	(282)
Income tax (benefit)/expense	(26,550)	(10,579)	151	(61,912)	19,554	(417)
Net (loss)/income	(35,124)	(2,749)	1,178	(66,779)	51,124	(231)
Net (loss)/income attributable to noncontrolling interest	(154)	(151)	2	(611)	(603)	1
Net (loss)/income attributable to Cathay General Bancorp	(35,278)	(2,900)	1,116	(67,390)	50,521	(233)
Dividends on preferred stock	(4,089)	(1,140)	259	(16,338)	(1,140)	1,333
Net (loss)/income available to common stockholders	$(39,367)	$(4,040)	874	$(83,728)	$49,381	(270)

Net (loss)/income available to common stockholders per common share:
Basic	$(0.64)	$(0.08)	700	$(1.59)	$1.00	(259)
Diluted	$(0.64)	$(0.08)	700	$(1.59)	$1.00	(259)

Cash dividends paid per common share	$0.010	$0.105	(90)	$0.205	$0.420	(51)

SELECTED RATIOS
Return on average assets	-1.19%	-0.10%	1,090	-0.58%	0.47%	(223)
Return on average total stockholders’ equity	-10.45%	-1.06%	886	-5.20%	4.95%	(205)
Efficiency ratio	64.25%	42.24%	52	50.65%	43.52%	16
Dividend payout ratio	n/m	nm	n/m	n/m	41.07%	n/m
* n/m- not meaningful

YIELD ANALYSIS (Fully taxable equivalent)
Total interest-earning assets	4.66%	5.57%	(16)	4.90%	5.89%	(17)
Total interest-bearing liabilities	2.35%	3.10%	(24)	2.63%	3.35%	(21)
Net interest spread	2.31%	2.47%	(6)	2.27%	2.54%	(11)
Net interest margin	2.65%	2.85%	(7)	2.62%	2.95%	(11)

CAPITAL RATIOS	December 31, 2009	December 31, 2008	September 30, 2009	Well Capitalized Requirements	Minimum Regulatory Requirements
Tier 1 risk-based capital ratio	13.55%	12.12%	12.63%	6.0%	4.0%
Total risk-based capital ratio	15.43%	13.94%	14.49%	10.0%	8.0%
Tier 1 leverage capital ratio	9.64%	9.79%	9.29%	5.0%	4.0%

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In thousands, except share and per share data)	December 31, 2009	December 31, 2008	% change

Assets
Cash and due from banks	$100,124	$84,818	18
Short-term investments and interest bearing deposits	254,726	25,000	919
Securities purchased under agreements to resell	-	201,000	(100)
Securities held-to-maturity	635,015	-	100
Securities available-for-sale (amortized cost of $2,916,491 in 2009 and $3,043,566 in 2008)	2,915,099	3,083,817	(5)
Trading securities	18	12	50
Loans held for sale	54,826	-	100
Loans	6,899,142	7,472,368	(8)
Less: Allowance for loan losses	(211,889)	(122,093)	74
Unamortized deferred loan fees, net	(8,339)	(10,094)	(17)
Loans, net	6,678,914	7,340,181	(9)
Federal Home Loan Bank stock	71,791	71,791	-
Other real estate owned, net	71,014	61,015	16
Affordable housing investments, net	95,853	103,562	(7)
Premises and equipment, net	108,635	104,107	4
Customers’ liability on acceptances	26,554	39,117	(32)
Accrued interest receivable	35,982	43,603	(17)
Goodwill	316,340	319,557	(1)
Other intangible assets, net	23,157	29,246	(21)
Other assets	200,184	75,813	164

Total assets	$11,588,232	$11,582,639	0
Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing demand deposits	$864,551	$730,433	18
Interest-bearing deposits:
NOW deposits	337,304	257,234	31
Money market deposits	943,164	659,454	43
Savings deposits	347,724	316,263	10
Time deposits under $100,000	1,529,954	1,644,407	(7)
Time deposits of $100,000 or more	3,482,343	3,228,945	8
Total deposits	7,505,040	6,836,736	10
Federal funds purchased	-	52,000	(100)
Securities sold under agreements to repurchase	1,557,000	1,610,000	(3)
Advances from the Federal Home Loan Bank	929,362	1,449,362	(36)
Other borrowings from financial institutions	7,212	-	100
Other borrowings for affordable housing investments	19,320	19,500	(1)
Long-term debt	171,136	171,136	-
Acceptances outstanding	26,554	39,117	(32)
Other liabilities	59,864	103,401	(42)
Total liabilities	10,275,488	10,281,252	(0)
Commitments and contingencies	-	-	-
Stockholders’ Equity
Preferred stock, 10,000,000 shares authorized, 258,000 issued and outstanding in 2009 and 2008	243,967	240,554	1
Common stock, $0.01 par value, 100,000,000 shares authorized, 67,667,155 issued and 63,459,590 outstanding at December 31, 2009 and 53,715,815 issued and 49,508,250 outstanding at December 31, 2008	677	537	26
Additional paid-in-capital	634,623	508,613	25
Accumulated other comprehensive income, net	(875)	23,327	(104)
Retained earnings	551,588	645,592	(15)
Treasury stock, at cost (4,207,565 shares in 2009 and in 2008)	(125,736)	(125,736)	-
Total Cathay General Bancorp stockholders' equity	1,304,244	1,292,887	1
Noncontrolling interest	8,500	8,500	-
Total equity	1,312,744	1,301,387	1
Total liabilities and equity	$11,588,232	$11,582,639	0

Book value per common stock share	$16.49	$20.90	(21)
Number of common stock shares outstanding	63,459,590	49,508,250	28

CATHAY GENERAL BANCORP
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
	(In thousands, except share and per share data)
INTEREST AND DIVIDEND INCOME
Loan receivable, including loan fees	$99,599	$110,336	$401,831	$452,216
Investment securities- taxable	29,835	31,383	123,939	115,890
Investment securities- nontaxable	168	276	788	1,250
Federal Home Loan Bank stock	-	616	149	3,301
Agency preferred stock		-	-	1,621
Federal funds sold and securities purchased under agreements to resell	13	2,723	1,351	15,017
Deposits with banks	423	133	673	656
Total interest and dividend income	130,038	145,467	528,731	589,951
INTEREST EXPENSE
Time deposits of $100,000 or more	18,012	24,895	83,349	111,293
Other deposits	10,011	16,898	50,207	66,417
Securities sold under agreements to repurchase	16,655	15,843	65,182	60,559
Advances from Federal Home Loan Bank	10,661	11,283	42,442	46,512
Long-term debt	944	2,201	4,835	9,090
Short-term borrowings	-	105	24	933
Total interest expense	56,283	71,225	246,039	294,804
Net interest income before provision for credit losses	73,755	74,242	282,692	295,147
Provision for credit losses	91,000	62,900	307,000	106,700
Net interest (loss)/income after provision for loan losses	(17,245)	11,342	(24,308)	188,447
NON-INTEREST INCOME
Securities gains (losses), net	3,325	7,009	55,644	(5,971)
Letters of credit commissions	1,057	1,332	4,216	5,613
Depository service fees	1,266	1,105	5,206	4,741
Other operating income	2,624	2,131	13,588	14,524
Total non-interest income	8,272	11,577	78,654	18,907
NON-INTEREST EXPENSE
Salaries and employee benefits	14,426	15,983	60,795	66,626
Occupancy expense	3,983	3,318	16,109	13,236
Computer and equipment expense	1,918	1,835	7,856	7,859
Professional services expense	6,407	3,121	16,428	12,011
FDIC and State assessments	4,014	1,637	19,386	4,809
Marketing expense	440	1,167	2,593	3,616
Other real estate owned expense	15,925	3,147	36,075	4,953
Operations of affordable housing investments	2,083	2,036	7,338	7,397
Amortization of core deposit intangibles	1,547	1,713	6,636	6,909
Other operating expense	1,958	2,290	9,821	9,260
Total non-interest expense	52,701	36,247	183,037	136,676
(Loss)/income before income tax (benefit)/expense	(61,674)	(13,328)	(128,691)	70,678
Income tax (benefit)/expense	(26,550)	(10,579)	(61,912)	19,554
Net (loss)/income	(35,124)	(2,749)	(66,779)	51,124
Less: net income attributable to noncontrolling interest	(154)	(151)	(611)	(603)
Net (loss)/income attributable to Cathay General Bancorp	(35,278)	(2,900)	(67,390)	50,521
Dividends on preferred stock	(4,089)	(1,140)	(16,338)	(1,140)
Net (loss)/income available to common stockholders	$(39,367)	$(4,040)	$(83,728)	$49,381
Net (loss)/income available to common stockholders per common share:
Basic	$(0.64)	$(0.08)	$(1.59)	$1.00
Diluted	$(0.64)	$(0.08)	$(1.59)	$1.00
Cash dividends paid per common share	$0.010	$0.105	$0.205	$0.420
Basic average common shares outstanding	61,146,538	49,480,850	52,629,159	49,414,824
Diluted average common shares outstanding	61,146,538	49,480,850	52,629,159	49,529,793

CATHAY GENERAL BANCORP
AVERAGE BALANCES – SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)
	For the three months ended,
(In thousands)	December 31, 2009		December 31, 2008		September 30, 2009
	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Interest-earning assets
Loans and leases (1)	$7,056,871	5.60%	$7,500,351	5.85%	$7,211,971	5.48%
Taxable investment securities	3,341,762	3.54%	2,625,517	4.76%	3,385,904	3.70%
Tax-exempt investment securities (2)	15,324	6.68%	26,190	6.45%	18,590	5.48%
FHLB stock	71,791	0.00%	68,235	3.59%	71,819	0.82%
Federal funds sold and securities purchased under agreements to resell	44,185	0.12%	155,326	6.97%	104,946	0.13%
Deposits with banks	541,845	0.31%	19,471	2.72%	57,297	0.82%
Total interest-earning assets	$11,071,778	4.66%	$10,395,090	5.57%	$10,850,527	4.82%

Interest-bearing liabilities
Interest-bearing demand deposits	$333,583	0.32%	$260,558	0.48%	$310,047	0.40%
Money market	996,423	1.30%	746,152	1.63%	967,839	1.54%
Savings deposits	376,949	0.21%	331,329	0.25%	338,053	0.21%
Time deposits	5,120,702	1.88%	4,777,558	3.18%	5,175,066	2.04%
Total interest-bearing deposits	$6,827,657	1.63%	$6,115,597	2.72%	$6,791,005	1.80%
Federal funds purchased	-	0.00%	39,620	1.05%	163	0.45%
Securities sold under agreements to repurchase	1,553,522	4.25%	1,555,217	4.05%	1,556,343	4.22%
Other borrowed funds	953,545	4.44%	1,262,653	3.55%	957,558	4.42%
Long-term debt	171,136	2.19%	171,136	5.12%	171,136	2.47%
Total interest-bearing liabilities	9,505,860	2.35%	9,144,223	3.10%	9,476,205	2.48%

Non-interest-bearing demand deposits	851,664		759,038		783,826
Total deposits and other borrowed funds	$10,357,524		$9,903,261		$10,260,031
Total average assets	$11,790,703		$11,148,143		$11,626,640
Total average equity	$1,347,477		$1,102,248		$1,264,864

	For the twelve months ended,
(In thousands)	December 31, 2009		December 31, 2008
	Average Balance	Average Yield/Rate (1) (2)	Average Balance	Average Yield/Rate (1) (2)
Interest-earning assets
Loans and leases (1)	$7,266,254	5.53%	$7,214,689	6.27%
Taxable investment securities	3,216,516	3.85%	2,460,181	4.71%
Tax-exempt investment securities (2)	18,996	6.38%	50,520	8.22%
FHLB stock	71,798	0.21%	66,025	5.00%
Federal funds sold and securities purchased under agreements to resell	58,482	2.31%	234,896	6.39%
Deposits with banks	174,939	0.38%	14,631	4.48%
Total interest-earning assets	$10,806,985	4.90%	$10,040,942	5.89%

Interest-bearing liabilities
Interest-bearing demand deposits	$295,770	0.36%	$255,185	0.61%
Money market deposits	890,427	1.49%	736,739	1.84%
Savings deposits	338,781	0.24%	334,222	0.36%
Time deposits	5,084,309	2.33%	4,530,923	3.56%
Total interest-bearing deposits	$6,609,287	2.02%	$5,857,069	3.03%
Federal funds purchased	8,392	0.27%	40,128	2.25%
Securities sold under agreements to repurchase	1,562,447	4.17%	1,554,023	3.90%
Other borrowed funds	997,277	4.26%	1,177,869	3.95%
Long-term debt	171,136	2.83%	171,136	5.31%
Total interest-bearing liabilities	9,348,539	2.63%	8,800,225	3.35%

Non-interest-bearing demand deposits	781,391		772,982
Total deposits and other borrowed funds	$10,129,930		$9,573,207
Total average assets	$11,544,807		$10,736,130
Total average equity	$1,303,375		$1,036,789
(1)	Yields and interest earned include net loan fees. Non-accrual loans are included in the average balance.
(2)
The average yield has been adjusted to a fully taxable-equivalent basis for certain securities of states and political subdivisions and other securities held using a statutory Federal income tax rate of 35%.